Exhibit 21.1

Subsidiaries of Lehigh Gas Partners LP

				Wholly Owned Direct or Indirect Subsidiaries Carrying on the Same Line of Business as Named Subsidiary
Name	Jurisdiction	Parent	Line of Business	Operating in the United States	Operating in Foreign Countries
Lehigh Gas Partners LP (“LGP”)	Delaware
Lehigh Gas Wholesale Services, Inc.	Delaware	LGP	Property Ownership	48	0
Lehigh Gas Wholesale LLC	Delaware	LGP	Wholes Motor Fuel Distribution	0	0
LGP Realty Holdings LP	Delaware	LGP (99.9%)(1)	Property Ownership	217	0
LGP Realty Holdings GP LLC	Delaware	LGP	Property Ownership	0	0
Express Lane, Inc.	Florida	LGP	Property Ownership	0	0

(1) LGP Realty Holdings GP LLC (.1%)

The names of consolidated, wholly-owned subsidiaries of Lehigh Gas Partners LP carrying on the same lines of business as the subsidiaries named above have been omitted. The number of such omitted subsidiaries operating in the U.S. and in foreign countries are presented in the table above. Also omitted from the list are the names of subsidiaries that, if considered in the aggregate as a single subsidiary, would not constitute a “significant subsidiary” as defined in SEC Regulation S-X.